UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2023

SkyWater Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40345	37-1839853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East 86th Street Bloomington, Minnesota	55425
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 851-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	SKYT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2023, SkyWater Technology Foundry, Inc., a subsidiary of SkyWater Technology, Inc. (the “Company”), entered into a Consulting Agreement (the “Consulting Agreement”) with Oxbow Industries, LLC (“Oxbow”) that sets forth the general terms and conditions pursuant to which an employee of Oxbow (the “Oxbow Employee”) will provide consulting services to the Company.

The consulting services to be provided to the Company pursuant to the Consulting Agreement include evaluating and implementing changes to fab operations to improve fab efficiency and lot velocity, increasing weekly Wafer Services loading by generating more loading of higher margin products, reducing the cost per layer of production and improving the weekly S8 output.

The compensation to be paid by the Company to Oxbow pursuant to the Consulting Agreement is intended to be a pass through of costs related to Oxbow employing the Oxbow Employee and does not include a profit or margin for Oxbow. Pursuant to the Consulting Agreement, the Company will (i) pay Oxbow a monthly fee of $35,833, (ii) pay Oxbow an annual performance fee of $322,500 if the Company achieves its performance objectives for a fiscal year based on the same objectives the Company applies to determine whether its executive officers are entitled to an annual bonus for such performance year, (iii) pay Oxbow an annual performance fee of up to $187,500 for fiscal year 2023 and $600,000 for each of fiscal year 2024 and 2025 to the extent specified cost per layer of production decrease targets are achieved, (iv) pay Oxbow an annual performance fee of up to $1,000,000 for fiscal year 2023 and $1,200,000 for each of fiscal year 2024 and 2025 to the extent specified weekly S8 wafer output targets are achieved, (v) reimburse Oxbow for direct costs of providing the Oxbow Employee with benefits that are available to salaried Oxbow employees generally, (vi) pay or reimburse Oxbow for out-of-pocket relocation expenses associated with the Oxbow Employee’s relocation to Minnesota, subject to certain limits set forth in the Consulting Agreement, (vii) pay or reimburse Oxbow for temporary housing expenses for the Oxbow Employee of up to $2,000 per month until the end of 2024, and (viii) reimburse Oxbow for out-of-pocket fees incurred by Oxbow relating to immigration and employment-based nonimmigrant visa services obtained in connection with the Oxbow Employee. In addition, the Consulting Agreement requires the Company to grant to the Oxbow Employee certain equity awards.

The Consulting Agreement provides that (i) Oxbow may terminate the Consulting Agreement upon 30 days written notice if the Company materially breaches a material provision of the Consulting Agreement and (ii) the Company may terminate the Consulting Agreement upon 7 days written notice at any time, with or without cause.

Pursuant to the Company’s written policy regarding the review and approval of transactions with related persons, the Consulting Agreement and the transactions contemplated thereby to which the Company is a party or in which it is participating are “related person transactions”, and, as such, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), each of the members of which is an independent director, evaluated the proposed Consulting Agreement and the transactions contemplated thereby prior to the Company’s entry into the Consulting Agreement. The Audit Committee, in consultation with the Company’s management and legal advisors, reviewed, considered and monitored the negotiations relating to the terms and conditions of the Consulting Agreement, and unanimously determined that the Consulting Agreement and the transactions contemplated thereby were in the best interests of the Company and its stockholders and approved the Consulting Agreement and the transactions contemplated thereby.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are filed as exhibits to this report:

Exhibit Number	Description of Exhibit

10.1	Consulting Agreement, dated August 1, 2023, between SkyWater Technology Foundry, Inc. and Oxbow Industries, LLC.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyWater Technology, Inc.

Date: August 4, 2023	/s/ Thomas J. Sonderman
	Name:	Thomas J. Sonderman
	Title:	President and Chief Executive Officer